SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: October 25, 2002

HYSEQ, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-22873	36-3855489

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

670 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 524-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5.	OTHER EVENTS.

On October 25, 2002, Hyseq, Inc. and its landlord, AMB Property Corporation (“AMB”), entered into agreements that (1) terminate Hyseq’s eleven-year lease of AMB’s buildings at 225, 249 and 257 Humboldt Court, Sunnyvale, California (originally entered into June 23, 2000) and (2) grant Hyseq a six-month option to purchase these properties for a purchase price of $15.3 million. These agreements provide that (1) Hyseq’s lease is terminated retroactively, effective as of October 1, 2002, (2) AMB receives a lease termination fee of $5.4 million (of which $3.1 million was already held by AMB for prepaid rent and security deposit), (3) AMB receives an option fee of approximately $4.5 million which can be applied to the purchase price (of which $1.7 million is cash, $2.6 million is in the form of a six-month interest free promissory note guaranteed by Hyseq’s Chairman, George B. Rathmann (the “Option Note”), and approximately $200,000 is in the form of warrants granted by Hyseq to AMB), and (4) AMB receives additional option consideration of $95,000 per month commencing November 1, 2002 and ending when the option is exercised by Hyseq or April 1, 2003, whichever occurs first. AMB received the entire lease termination and option fees on November 1, 2002. Termination of the original lease will result in a reduction of future rental commitments under operating leases of approximately $33 million, with an average reduction of $3.7 million per year. Upon Hyseq’s exercise of its option to purchase the properties, the option fee of approximately $4.5 million will be applied towards the $15.3 million purchase price of the properties. The remaining $10.8 million of the purchase price will be financed for five years by AMB at an 8.5% interest rate with a 25 year amortization and is secured only by the properties (the “Purchase Note”). At the time of purchase, the $2.6 million Option Note will convert into a five-year note on the same terms as the Purchase Note. Hyseq will make monthly payments on the Notes in the amount of $107,901 collectively for five years, at which time the principal balance of $12.4 million will be due to AMB. Upon exercise of the purchase option the guarantee of the Option Note by Hyseq’s Chairman will terminate but instead Hyseq will put in place a $2.6 million letter of credit. Other terms of the agreements include, without limitation: (1) return of the portion of AMB’s buildings originally leased by Hyseq to cold shell condition, regardless of whether Hyseq exercises its purchase option, and (2) annual reduction of the $2.6 million letter of credit by the amount of principal paid under the Option Note. Hyseq also has the ability to sell or refinance the property with no prepayment penalties. If Hyseq exercises its option to purchase the properties, Hyseq will be able to lease all or a portion of the buildings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYSEQ, INC. (Registrant)

By:	/s/ Peter S. Garcia

Peter S. Garcia Senior Vice President and Chief Financial Officer

Dated: November 1, 2002